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                                                                   EXHIBIT 23(A)

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Experts" and "Accounting Treatment" in the Registration Statement (Form S-4) and related Prospectus of CoreStates Financial Corp for the registration of 20,500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 1, 1994, except for Note 2, as to which the date is March 16, 1994, with respect to the consolidated financial statements of CoreStates Financial Corp for the year ended December 31, 1993 (restated to include Constellation Bancorp which was acquired on March 16, 1994), included in its Form 8-K dated May 5, 1994, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young

Philadelphia, Pennsylvania
May 6, 1994